                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (together with all exhibits hereto, the "Agreement"), made as of the 1st day of December, 2001, between B.W. Elliott Manufacturing Co., LLC, a Delaware limited liability company (the "Company"), having its executive offices and principal place of business in Binghampton, New York, and George M. Scherer, the undersigned individual ("Executive").

         WHEREAS, the successor to the Company and Executive entered into an Employment Agreement, dated January 16, 1996, as amended on March 15, 1996 and February 19, 1998 (the "Prior Agreement"); and

         WHEREAS, the Company and Executive wish to enter into a new employment agreement to replace the Prior Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the Company and Executive agree as follows:

         1.       Agreement Term.

                  The term of this Agreement shall be the period ("Agreement Term") commencing on the date hereof (the "Employment Date") and ending on the fifth (5th) anniversary of the date hereof, unless sooner terminated by either party upon one (1) year's prior written notice ("Voluntary Termination") or pursuant to the provisions of Section 5 hereof.

         2.       Employment.

                  (a) Employment by the Company. Executive agrees to be employed by the Company for the Agreement Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall have the title of President, and report to the Board of Directors of the Company (the "Board"). Executive shall have such duties as may be prescribed by the Company and shall serve in such other and/or additional position(s) as the Company may determine from time to time. If so requested, and for no additional consideration, Executive will serve as a member of the Board or any affiliate.

                  (b) Performance of Duties. Throughout the Agreement Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time, attention and energies to the business and affairs of the Company, subject to vacations and sick leave as provided herein and in accordance with Company policy.
                  (c) Place of Performance. During the Agreement Term, Executive shall, subject to travel requirements on behalf of the Company, be based at the Company's offices in Binghampton, New York and, in this regard, Executive shall maintain Executive's personal residence in such city or such other location within reasonable access to Executive's place of employment.

         3.       Compensation and Benefits.

                  (a) Base Salary. The Company agrees to pay to Executive for employment hereunder a base salary ("Base Salary") at the annual rate of $254,000, based on the calendar year.

                  (b) Bonus. Executive shall be eligible for an annual cash bonus to be paid within thirty (30) days after the annual audited financial statements of the Company are delivered to the Company by the Company's accountants. Such bonus shall be based on a formula set forth on Exhibit A hereto with respect to Adjusted EBITDA Targets as set forth on such exhibit. As used in this Agreement, "Adjusted EBITDA" means net income as set forth on such financial statements, plus interest, taxes, depreciation, amortization, and any bonuses and management fees. The Adjusted EBITDA Targets shall be reasonably adjusted by the Board for any prospective acquisitions.

                  (c) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, including medical and vacation plans, and receive the benefits and perquisites, generally provided to employees of the same level and responsibility as Executive. Nothing in this Agreement shall preclude the Company from terminating or amending from time to time any employee benefit plan or program.

                  (d) Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for employees of the same level and responsibility as Executive.

                  (e) Car Allowance. The Company will provide to Executive the full-time use of one (1) Company-owned or leased automobile, including all insurance, fuel, maintenance, repair and related costs.

                  (f) Life Insurance. A personal term life insurance policy in the amount (death benefit) of at least $50,000. Such policy to be assigned to the Executive, without cost, upon cancellation of his employment.

                  (g) No Other Compensation or Benefits; Payment. The compensation and benefits specified in Sections 3 and 5 hereof shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.
                  (h) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

         4.       Exclusive Employment; Noncompetition.

                  (a) No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Board; or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor.

                  (b) No Competition. Without limiting the generality of the provisions of Sections 2(b) or 4(a) hereof, during the period of Executive's employment with the Company, and for a period of three (3) years thereafter but in no event less than five (5) years from the date of execution of this Agreement (the "Restricted Period"), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, member, stockholder, joint venturer, lender, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (as defined below) located in the United States or in any other location where the Company or any affiliate of the Company which engages in any business similar to that of the Company or over which Executive exercises executive or supervisory authority (collectively, the "Companies") operate or sell their products or services; provided, however, that if Executive's employment hereunder is terminated by the Company under Section 5(d) below, then the provisions of this Section 4(b) shall remain in effect only so long as the Company continues to pay to Executive amounts as severance pursuant to Section 5(d) below.

                           (i) As used in this Agreement, the term "Competing Business" means any business or venture which engages in any business or sells or provides products or services that compete or overlap with any business in which the Companies engage or contemplate engaging in, or the products or services as sold or provided, or as contemplated to be sold or provided, by the Companies.

                           (ii) For purposes of this Section 4(b), the term "invest" shall not preclude an investment in not more than one percent (1%) of the outstanding capital stock of a corporation whose capital stock is listed on a national securities exchange or included in the NASDAQ Stock Market, so long as Executive does not have the power to control or direct the management of, or is not otherwise associated with, such corporation.

                  (c) No Solicitation of Employment. During the Restricted Period, Executive shall not solicit or encourage any employee of any of the Companies to leave the employ, or cease his or her relationship with, any of the Companies for any reason, nor employ such an employee in a Competing Business or any other business.

                  (d) Company Customers. Executive shall not, during the Restricted Period, directly or indirectly, contact, solicit or do business with any "customers" (as defined below) of any of the Companies for the purpose of selling or providing any product or service then sold or provided by any of the Companies to such customers or proposed to be sold or provided to such customers during Executive's employment with the Company or at the time of termination of Executive's employment hereunder.

                  For the purposes of the provisions of this Section 4(d), the term "customer" includes any entity that purchased any product or service from any of the Companies within eight (8) months of the termination of Executive's employment hereunder, without regard to the reason for such termination. The term "customer" also includes any former customer or potential customer of any of the Companies which any of the Companies have solicited within eight (8) months of such termination for the purpose of selling or providing any product or service then sold or provided, or then contemplated to be sold or provided, by any of the Companies.

                  (e) Modification of Covenants. The restrictions against competition set forth in this Section 4 are considered by the parties to be reasonable for the purposes of protecting the business of the Companies. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

         5.       Termination of Employment.

                  (a) Termination. The Company may terminate Executive's employment for Cause (as defined below) or for any breach of this Agreement, in which case the provisions of Section 5(b) below shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of Section 5(c) below shall apply. If Executive's employment is terminated by reason of Executive's death, retirement or Voluntary Termination, the provisions of Section 5(b) below shall apply.
                  (b) Termination for Cause; Termination by Reason of Death or Retirement or Voluntary Termination. (1) In the event that Executive's employment hereunder is terminated during the Agreement Term (x) by the Company for Cause, (y) by reason of Executive's death or retirement or (z) by reason of Voluntary Termination, then the Company shall pay to Executive, within thirty
(30) days of the date of such termination, only the Base Salary through such date of termination.

                  (2) For purposes of this Agreement, "Cause" means (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any act which subjects, or if generally known would subject, any of the Companies to public ridicule or embarrassment; (iii) gross neglect or misconduct in the performance of Executive's duties hereunder; (iv) willful or repeated failure or refusal to perform such duties as may be relegated to Executive commensurate with Executive's position; or (v) breach of any provision of this Agreement by Executive.

                  (3) In the event the Company desires to terminate Executive's employment for Cause as defined in clauses (iii), (iv) or (v) of the definition thereof, the Company shall first attempt to resolve the matter(s) at issue through a meeting between Executive and the President of Key Components, Inc., the indirect parent of the Company ("KCI"). If such meeting fails to resolve the matter(s), then Executive and the President of KCI will meet with the Board and attempt to resolve the matter(s). The decision of the Board as to the matter(s) shall be final and binding on the parties and not subject to review or appeal by any other person.

                  (c) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties hereunder on a full time basis for either (i) ninety (90) days within any six-month period, or (ii) sixty (60) consecutive days, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of Executive's duties hereunder on a full time basis, the Company may terminate Executive's employment hereunder for "Disability". In the event that the Company terminates Executive's employment hereunder for Disability, the Company shall pay to Executive, within thirty (30) days of the date of such termination, only the Base Salary through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by
Section 3 hereof until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

                  (d) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, members, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than paying Executive's Base Salary through the date of termination of Executive's employment and making any severance payment and continuing benefits and perquisites pursuant to and in accordance with this Section 5 (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, members, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement.

         6.       Confidential Information.

                  (a) Existence of Confidential Information. Each of the Companies owns and has developed and compiled, and will develop and compile, certain proprietary technology, know-how and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by any of the Companies to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Companies. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Companies are engaged or contemplate engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Companies, whether or not such information is specifically labeled as Confidential Information by the Companies. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by any of the Companies concerning trade secrets, techniques, know-how (including research data, designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs, and any other intellectual property created, used or sold (through a license or otherwise) by any of the Companies, product know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information.

                  (b) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of duties hereunder Executive develops and acquires, and the Companies disclose to and entrusts Executive with, Confidential Information which is the exclusive property of the Companies and which Executive may possess or use only in the performance of duties for the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Companies' interests, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, directly of indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Companies, any Confidential Information, either during the Agreement Term or thereafter. In the event Executive desires to publish the results of Executive's work for the Company or experiences with the Companies through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Board at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Companies, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Board.

                  (c) Delivery of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from any of the Companies' premises without such company's prior written consent any records, notes, notebooks, files, drawings, documents, equipment, materials and writings received from, created for or belonging to such company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company.

         7.       Invention and Patents.

                  (a) Executive will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable or whether or not they are made, conceived or reduced to practice during working hours or using any of the Companies' data or facilities, which Executive shall develop, make, conceive or reduce to practice during Executive's employment with the Company, either solely or jointly with others (collectively, "Developments"). All such Developments shall be the sole property of the Companies, and Executive hereby assigns to the Companies, without further compensation, all his right, title and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

                  (b) Executive shall keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Companies at all times.

                  (c) Executive shall assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, Executive shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company and to enable the Company its successors, assigns and nominees, to secure and enjoy the full exclusive benefits and advantages thereof.

                  (d) Executive understands that Executive's obligations under this section will continue after the termination of his employment with the Company and that during his employment Executive shall perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company. Executive further understands that if he is not employed by the Company as an employee at the time he is requested to perform any obligations under this section, Executive shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

         8.       Assignment and Transfer.

                  (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

                  (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

         9.       Miscellaneous.

                  (a) Other Obligations. Executive represents and warrants that he is not a party to any other employment agreement and that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise be inconsistent with any other agreements to which Executive is or has been a party or with any other obligations, legal or otherwise, which Executive may have.

                  (b) Nondisclosure; Other Employers. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive has returned all property, proprietary information, trade secrets and confidential business information belonging to all prior employers.

                  (c) Cooperation. Following termination of employment with the Company, Executive shall cooperate with the Company, as requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

                  (d) Protection of Reputation. During the Agreement Term and thereafter, Executive agrees that he will take no action which is intended, or could reasonably be expected, to harm the Company or its reputation or which could reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

                  (e) Governing Law. This Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed in such commonwealth without regard to such commonwealth's conflicts of law principles. All actions and proceedings relating directly or indirectly to this Agreement shall be litigated in any state court or federal court located in New York, New York. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive at the address as provided in Section 9(l) hereof and to the Company's designated agent for service of process (which initially shall be which agent may be changed by the Company upon thirty (30) days' prior written notice to Executive).

                  (f) Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting the subject matter hereof, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

                  (g) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                  (h) Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 4 and 6 hereof are reasonable and necessary for the protection of the Company.

                  (i) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation". As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement, pursuant to Section 8 hereof or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days.

                  (j) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                  (k) Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Agreement Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by Executive (including Sections 4 and 6 hereof). Without limiting the generality of the foregoing, if Executive breaches Sections 4 or 6 hereof, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin such Competing Business from receiving Executive or using any such Confidential Information and/or to enjoin Executive from rendering personal services to or in connection with such Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

                  (l) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on thirty (30) days' prior written notice to the Company) or to the Company's principal executive office, attention: Alan L. Rivera, as the case may be. All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

                  (m) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after expiration of the Agreement Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party.

                  (n) Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and rights and benefits afforded to the Company as provided in this Agreement shall survive cessation or termination of Executive's employment hereunder. This Agreement shall not terminate upon, and shall remain in full force and effect following, expiration of the Agreement Term and all rights and obligations of the parties hereto as and to the extent provided herein shall survive such expiration.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

                                            B.W. Elliott Manufacturing Co., LLC


                                            By: /s/ Robert B. Kay
                                                --------------------------------
                                                Name:  Robert B. Kay
                                                Title: President

                                            /s/ George Scherer
                                            ------------------------------------
                                            George Scherer

                                    Exhibit A

For Year Ending 12/31/01:


Adjusted EBITDA Targets                                     Bonus(1)
-----------------------                                     --------

$6,000,000                                                  $15,000

$6,300,000                                                  $30,000

$6,750,000                                                  $40,000

Greater than $7,000,000                                     $50,000

Lower than $6,000,000                                       $0


For Years Ending 12/31/02 and beyond, the bonus will be based on achieving Adjusted EBITDA Targets approved by the President of KCI. The schedule for each year's bonus plan will be submitted to Executive after the final budget is approved.

----------
(1) Bonuses shall be prorated to the extent that the Adjusted EBITDA falls within the Adjusted EBITDA Target numbers, except for Adjusted EBITDA below $6 Million in which case, as provided above, the bonus is $0.